Exhibit 1

AGREEMENT OF JOINT FILING

FORGENT NETWORKS, INC.

COMMON STOCK

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of September 23, 2009.

Sarla Software LLC

By:	/s/ Fenil Shah
Name:	Fenil Shah
Title:	President

/s/ Chimanlal Shah
Chimanlal Shah

/s/ Falguni Shah
Falguni Shah

/s/ Fenil Shah
Fenil Shah

/s/ Ruchir Shah
Ruchir Shah

/s/ Snehal Shah
Snehal Shah

/s/ Vibha Shah
Vibha Shah

/s/ Ushma Shah
Ushma Shah